Exhibit 99.1

PRESS RELEASE

Company Contact:	Investor Contact:
Jennifer Crane	John Baldissera
Crossroads Systems	BPC Financial Marketing
jcrane@crossroads.com	800.368.1217
512.928.6897 or 800.643.7148

Press Contact:	Iron Mountain Press Contact:
Matthew Zintel	Christian T. Potts
Zintel Public Relations	Iron Mountain Incorporated
matthew.zintel@zintelpr.com	christian.potts@ironmountain.com
281.444.1590	617.535.8721

FOR IMMEDIATE RELEASE

Crossroads Systems Signs $5 Million Deal with Iron Mountain

Includes Up to $2 Million Non-Recurring Engineering Agreement and $3 Million Investment

AUSTIN, TX – August 2, 2012 – Crossroads Systems, Inc. (NASDAQ: CRDS), a global provider of data protection solutions, today announced it signed agreements with Iron Mountain Incorporated (NYSE: IRM) that include up to $2.2 million non-recurring engineering (NRE) agreement and a $3 million investment (a purchase of 582,524 shares of Crossroads common stock) by Iron Mountain.

In addition, the two companies have agreed to explore the development of specific solutions using StrongBox® technology from Crossroads. StrongBox is the first enterprise-level archive solution to leverage Linear Tape File System (LTFS) technology, featuring the scalability and economy of tape with the speed and accessibility of disk. It serves as a file-based and fully portable storage solution for long-term data retention.

“Iron Mountain sees significant potential in partnering with Crossroads,” said Richard Reese, Chairman and CEO of Iron Mountain. “We believe that the StrongBox archive will help bring down the costs of long-term data archiving for our customers, and that combining Strongbox’s efficient use of tape technology with our industry leading offsite tape vaulting services will deliver tremendous value. Our investment in StrongBox and the related partnership reflects our commitment to bringing the most reliable and cost effective data storage solutions to our customers and fits our strategy to provide technology enabled products to market by partnering with the best technology providers.”

“This agreement underscores the disruptive nature of StrongBox technology that allows organizations to archive their data at a fraction of the price they were previously paying,” said Rob Sims, President and CEO of Crossroads Systems. “Working with industry leaders such as Iron Mountain, Crossroads continues to greatly expand the reach of StrongBox technology. Iron Mountain’s investment in the NRE agreement illustrates the confidence in StrongBox’s first-of-its-kind stance within the storage industry.”

About StrongBox

StrongBox is a file-based and fully portable storage solution for long-term data retention. The enterprise-level solution is the first to leverage LTFS technology, combining the scalability of tape with the speed and accessibility of disk. Crossroads believes StrongBox is the industry’s most cost-effective answer to ever-growing data storage requirements, seamlessly scaling for today, while future-proofing for tomorrow.

StrongBox presents itself as a standard NAS target with the ability to mount CIFS/NFS shares. No agents, backup software or application modifications are required, and organizations gain a persistent view for all files on tapes stored in the library. For more information on StrongBox, visit: www.crossroads.com/products/strongbox.

About Iron Mountain
Iron Mountain Incorporated (NYSE: IRM) provides information storage and management services that help organizations lower the costs, risks and inefficiencies of managing their physical and digital data. The Company’s solutions enable customers to protect and better use their information so they can optimize their business and ensure proper recovery, compliance and discovery. Founded in 1951, Iron Mountain manages billions of information assets, including business records, electronic files, medical data and more for organizations around the world. Visit www.ironmountain.com or follow the company on Twitter @IronMountain for more information.

About Crossroads Systems
Crossroads Systems, Inc. (NASDAQ: CRDS) is a global provider of data protection solutions and services. Crossroads offers organizations proactive data security, intelligent storage connectivity, high performance, and significant cost savings. Founded in 1996 and headquartered in Austin, Texas, Crossroads holds more than 100 patents granted and pending and has been honored with numerous industry awards for innovation in data protection and storage. Visit www.crossroads.com.

Important Cautions Regarding Forward-Looking Statements
This press release includes forward-looking statements that relate to the business and future events or future performance of Crossroads Systems, Inc. and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," and similar expressions or phrases identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about Crossroads Systems' ability to implement its business strategy, including the transition from a hardware storage company to a software solutions and services provider, its ability to expand its distribution channels, its ability to maintain or broaden relationships with existing distribution channels and strategic alliances and develop new industry relationships, the performance of third parties in its distribution channels and of its strategic alliances, uncertainties relating to product development and commercialization, the ability to obtain, maintain or protect patent and other proprietary intellectual property rights, technological change in its industry, market acceptance of its products and services, future capital requirements, regulatory actions or delays, competition in general and other factors that may cause actual results to be materially different from those described herein. Forward-looking statements in this press release are based on management's beliefs and opinions at the time the statements are made. Crossroads Systems does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

©2012 Crossroads Systems, Inc. Crossroads and Crossroads Systems are registered trademarks of Crossroads Systems, Inc. All trademarks are the property of their respective owners. All specifications are subject to change without notice.